Exhibit 7.13

EXECUTION VERSION

CONTRIBUTION AND SUPPORT AGREEMENT

This CONTRIBUTION AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 6, 2018 by and among (1) Teamsport Topco Limited, a Cayman Islands exempted company (“Holdco”), (2) Teamsport Midco Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Midco”), (3) Teamsport Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Midco (“Parent”), and (4) the shareholders of eHi Car Services Limited, a Cayman Islands exempted company (the “Company”), listed on Schedule A hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Teamsport Bidco Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Rollover Shareholder is (or, in the case of BPEA Teamsport Limited (“BPEA Teamsport”), may be deemed to be) the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of such Class A Common Shares, par value US$0.001 per share, of the Company, including Class A Common Shares represented by ADSs (“Class A Shares”) and/or Class B Common Shares, par value US$0.001 per share, of the Company (“Class B Shares” and, together with Class A Shares, the “Shares”) as set forth in the column titled “Shares” opposite such Rollover Shareholder’s name on Schedule A hereto (such Shares of such Rollover Shareholder, together with any other ordinary shares of the Company acquired (whether beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Rollover Shareholder’s obligations under this Agreement, including any ordinary shares of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, collectively such Rollover Shareholder’s “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Rollover Shareholder agrees to (a) contribute his or its respective Shares as set forth opposite such Rollover Shareholder’s name under the column titled “Rollover Shares” on Schedule A hereto (such Rollover Shareholder’s “Rollover Shares”) to Holdco in exchange for newly issued ordinary shares of Holdco, par value US$0.01 per share (“Holdco Shares”), and (b) vote his or its Securities at the Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, in connection with the consummation of the Merger, Holdco agrees to contribute the Rollover Shares to Midco in exchange for newly issued ordinary shares of Midco (“Midco Shares”);

WHEREAS, in connection with the consummation of the Merger, Midco agrees to contribute the Rollover Shares to Parent in exchange for newly issued ordinary shares of Parent (“Parent Shares”);

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING

Section 1.1          Voting. From and after the date hereof until the earlier of (x) the Effective Time and the (y) termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Rollover Shareholder hereby irrevocably and unconditionally agrees that at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), such Rollover Shareholder shall (i) appear at such meeting or otherwise cause his or its representative(s) to appear at such meeting or otherwise cause his or its Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Rollover Shareholder’s Securities:

(a)          for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

(b)          against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or in competition or inconsistent with the Transactions, including the Merger;

(c)          against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transactions, including the Merger, or this Agreement or the performance by such Rollover Shareholder of his or its obligations under this Agreement;

(d)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger;

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(e)          in favor of any adjournment or postponement of the Shareholders’ Meeting or any other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) of this Section 1.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent; and

(f)           in favor of any other matter necessary to effect the Transactions, including the Merger.

Section 1.2          Grant of Irrevocable Proxy; Appointment of Proxy

(a)          Each Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy, if applicable) such Rollover Shareholder’s Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered, in each case, prior to the Expiration Time. Each Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Rollover Shareholder prior to the execution of this Agreement in respect of the voting of such Rollover Shareholder’s Securities, if any, are not irrevocable and each Rollover Shareholder hereby revokes any and all previous proxies, powers of attorney, instructions or other requests with respect to such Rollover Shareholder’s Securities. Each Rollover Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b)          Each Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Rollover Shareholder agrees to vote such Rollover Shareholder’s Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

Section 1.3           Restrictions on Transfers. Except as provided for in Article II or pursuant to the Merger Agreement, each Rollover Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Rollover Shareholder shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his or its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions or the transactions contemplated by this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Rollover Shareholder from performing any of his or its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d); provided that the foregoing shall not prevent the conversion of Company Options into the right to receive the Per Share Merger Consideration in accordance with the terms of, and to the extent provided in, the Merger Agreement. Any purported Transfer in violation of this Section 1.3 shall be null and void.

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ARTICLE II
CONTRIBUTION

Section 2.1          Contribution of Rollover Shares by Rollover Shareholders to Holdco. Subject to the terms and conditions set forth in this Agreement, immediately prior to the Closing and (save as described in Section 5 below) without further action by the Rollover Shareholders, all of the right, title and interest of each Rollover Shareholder in and to his or its Rollover Shares shall be contributed, assigned, transferred and delivered to Holdco, free and clear of all Liens (other than any Liens created or expressly permitted by Holdco or arising by reason of the Merger Agreement or this Agreement).

Section 2.2          Issuance of Holdco Shares. In consideration for the contribution, assignment, transfer and delivery of each Rollover Shareholder’s Rollover Shares to Holdco pursuant to Section 2.1 of this Agreement, Holdco shall issue Holdco Shares in the name of such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, in the name of an Affiliate of such Rollover Shareholder) in the amount set forth opposite such Rollover Shareholder’s name under the column titled “Holdco Shares” on Schedule A hereto. Each Rollover Shareholder hereby acknowledges and agrees that (a) the value of the Holdco Shares issued to such Rollover Shareholder is equal to (x) the total number of Rollover Shares contributed by such Rollover Shareholder multiplied by (y) the Per Share Merger Consideration (or Per ADS Merger Consideration, if applicable) under the Merger Agreement, (b) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent with respect to the applicable Rollover Shares and (c) on receipt of such Holdco Shares, such Rollover Shareholder shall have no right to the Per Share Merger Consideration (or the Per ADS Merger Consideration, if applicable) with respect to the Rollover Shares contributed to Holdco by such Rollover Shareholder.

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Section 2.3          Contribution of Rollover Shares by Holdco to Midco. Immediately following the receipt by Holdco of the Rollover Shares from the Rollover Shareholders pursuant to Section 2.2 of this Agreement and immediately prior to the Closing, Holdco shall contribute the Rollover Shares to Midco in exchange for Midco Shares and Midco shall accept such contribution of the Rollover Shares by Holdco.

Section 2.4          Contribution of Rollover Shares by Midco to Parent. Immediately following the receipt by Midco of the Rollover Shares from Holdco pursuant to Section 2.3 of this Agreement and immediately prior to the Closing, Midco shall contribute the Rollover Shares to Parent in exchange for Parent Shares and Parent shall accept such contribution of the Rollover Shares by Midco.

Section 2.5          Contribution Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Article VII of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place immediately prior to the Closing.

Section 2.6          Deposit of Rollover Shares. No later than five (5) Business Days prior to the Contribution Closing, each Rollover Shareholder and any agent of such Rollover Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Holdco, for disposition in accordance with the terms of this Article II, (a) duly executed instruments of transfer of the Rollover Shares to Holdco or as Holdco may direct in writing, in form reasonably acceptable to Holdco, and (b) certificates, if any, representing his or its Rollover Shares (the “Rollover Share Documents”). The Rollover Share Documents shall be held by Holdco or any agent authorized by Holdco until the Contribution Closing.

Section 2.7          Effect of the Merger on Rollover Shares. Parent agrees that it shall not have the right to receive the Per Share Merger Consideration (or the Per ADS Merger Consideration, if applicable) in connection with the Merger with respect to any Rollover Shares held by it as of immediately prior to the Effective Time, and, at the Effective Time, each Rollover Share issued and outstanding immediately prior to the Effective Time shall continue to exist without interruption and shall thereafter be and represent one validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Company, in each case in accordance with the terms of the Merger Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ROLLOVER SHAREHOLDERS

Section 3.1          Representations and Warranties. Each Rollover Shareholder, severally and not jointly, represents and warrants to Parent, Midco and Holdco as of the date hereof and as of the Contribution Closing:

(a)          such Rollover Shareholder has the full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

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(b)          this Agreement has been duly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder and no other actions or proceedings on the part of such Rollover Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)          assuming due authorization, execution and delivery by Parent, Midco and Holdco, this Agreement constitutes a legal, valid and binding agreement of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)          (i) such Rollover Shareholder (A) is and, immediately prior to the Contribution Closing, will be the beneficial owner of, and has and will have good and valid title to, his or its Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of his or its Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement, (ii) his or its Securities are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement, (iii) such Rollover Shareholder has not Transferred any interest in any of his or its Securities and (iv) as of the date hereof, such Rollover Shareholder does not own, beneficially or of record, any shares or other securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities);

(e)          except for the applicable requirements of the Exchange Act and any other United States federal securities Law, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder, nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets;

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(f)          on the date hereof, there is no Action pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his or its obligations under this Agreement;

(g)          such Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent, Midco and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Holdco Shares, and such Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h)          such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2          Covenants. Each Rollover Shareholder hereby:

(a)          agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of his or its obligations under this Agreement;

(b)          irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Rollover Shareholder may have with respect to such Rollover Shareholder’s Securities (including any rights under Section 238 of the CICL) prior to the Expiration Time;

(c)          agrees to permit the Company and Parent to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith) and any other disclosure documents in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Transactions, such Rollover Shareholder’s identity and beneficial ownership of the Shares, Securities or other equity securities of the Company and the nature of such Rollover Shareholder’s commitments, arrangements and understandings under this Agreement;

(d)          agrees and covenants, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within forty-eight (48) hours) notify Parent of any new Shares, Securities and/or other securities of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof; and

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(e)          agrees further that, upon request of Parent, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

Section 3.3          BPEA Teamsport Rollover Shares. The Parties acknowledge that BPEA Teamsport does not hold its Rollover Shares (the “BPEA Shares”) as of the date hereof and will only hold the BPEA Shares following the acquisition of the BPEA Shares (the “BPEA Shares Closing”) as contemplated by that certain Securities Purchase Agreement, dated February 23, 2018 (the “SPA”), by and between BPEA Teamsport and Tiger Global Mauritius Fund. Notwithstanding anything to the contrary set forth herein, BPEA Teamsport shall (i) only be bound by its covenants and agreements set forth in this Agreement following the BPEA Shares Closing, and (ii) subject to completion of the BPEA Shares Closing, shall only make the representations and warranties set forth in Section 3.1 as of the Contribution Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MIDCO AND HOLDCO

Each of Parent, Midco and Holdco represents and warrants to each Rollover Shareholder that as of the date hereof and as of the Contribution Closing:

(a)          each of Parent, Midco and Holdco is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Midco and Holdco and the execution, delivery and performance of this Agreement by Parent, Midco and Holdco and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Midco and Holdco and no other corporate actions or proceedings on the part of Parent, Midco and Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Rollover Shareholders, this Agreement constitutes a legal, valid and binding obligation of Parent, Midco and Holdco, enforceable against Parent, Midco and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(b)          except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent, Midco or Holdco for the execution, delivery and performance of this Agreement by Parent, Midco and Holdco or the consummation by Parent, Midco and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent, Midco and Holdco of the transactions contemplated hereby, nor compliance by Parent, Midco and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, Midco or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent, Midco or Holdco pursuant to, any Contract to which Parent, Midco or Holdco is a party or by which Parent, Midco or Holdco or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Midco or Holdco any of their properties or assets;

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(c)          except as contemplated by the Merger Agreement and the Equity Commitment Letters or otherwise agreed to by the parties hereto, at and immediately after the Closing, there shall be no (i) options, warrants, or other rights to acquire share capital of Holdco, Midco or Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Holdco, Midco or Parent and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities;

(d)          (i) Midco is wholly owned by Holdco, (ii) Parent is wholly owned by Midco and (iii) Merger Sub is wholly owned by Parent; and

(e)          at the Contribution Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of Holdco.

ARTICLE V
TERMINATION

As to any Rollover Shareholder, this Agreement, and the obligations of such Rollover Shareholder, Parent, Midco and Holdco hereunder, shall terminate automatically and immediately and be of no further force or effect upon the earlier to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, and (b) the Company or any of its Affiliates asserting a claim that would make such Rollover Shareholder’s Limited Guarantee become terminable in accordance with the terms thereof; provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Contribution Closing contemplated by Article II has already taken place, then Holdco, Midco and Parent shall promptly take all such actions as are necessary to restore each Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Contribution Closing.

ARTICLE VI
MISCELLANEOUS

Section 6.1           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

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if to a Rollover Shareholder, to the address set forth next to such Rollover Shareholder’s name on Schedule A hereto;

if to Parent, Midco and/or Holdco:

c/o Vistra Alternative Investments Services Pte. Ltd.
1 Raffles Place
#13-01 One Raffles Place
Singapore 048616
Attention: BPEA Vistra Team
Facsimile: +65 6593 3711
Email: bpea.sg@vistra.com

with a copy to (which alone shall not constitute notice):

Weil, Gotshal & Manges LLP
29/F, Alexandra House
18 Chater Road, Central
Hong Kong
Attention: Tim Gardner
                   William Welty
Facsimile: +852 3015 9354
Email: tim.gardner@weil.com
           william.welty@weil.com

Section 6.2          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.3           Entire Agreement. This Agreement, the Interim Investors Agreement, the Equity Commitment Letters, the Limited Guarantees and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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Section 6.4           Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that in the event of any breach by a party hereto of any of his or its respective covenants or agreements set forth in this Agreement, the non-breaching parties shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity. Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 6.5           Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Rollover Shareholders, Holdco, Midco and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6           Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 6.7           Dispute Resolution.

(a)          Subject to Section 6.4, Section 6.6, the last sentence of this Section 6.7(a) and Section 6.7(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.7 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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(b)          Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.7(a) in any way.

Section 6.8           No Third Party Beneficiaries; No Recourse.

(a)          There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

(b)          Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and not withstanding the fact a Rollover Shareholder may be a limited partnership or limited liability company, as applicable, Holdco covenants, acknowledges and agrees that, as to each Rollover Shareholder, no person other than such Rollover Shareholder (and its successors and permitted assigns under this Agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by such Rollover Shareholder’s Non-Recourse Parties (as defined in such Rollover Shareholder’s Limited Guarantee), through Holdco, Midco, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Holdco against any such Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

Section 6.9           Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.10         No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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Section 6.11         Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, he or it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Holdco, and to put Holdco in possession of, all of the applicable Rollover Shares in accordance with the terms of this Agreement.

Section 6.12         Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

Section 6.13         Confidentiality. This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, however, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and each Rollover Shareholder may disclose the existence and content of this Agreement to such Rollover Shareholder’s Non-Recourse Parties.

Section 6.14         Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

TEAMSPORT PARENT LIMITED

By:	/s/ Kirti Ram Hariharan
Name: Kirti Ram Hariharan
Title: Director

[Signature Page to Contribution and Support Agreement]

HOLDCO

TEAMSPORT TOPCO LIMITED

By:	/s/ Kirti Ram Hariharan
Name: Kirti Ram Hariharan
Title: Director

[Signature Page to Contribution and Support Agreement]

MIDCO

TEAMSPORT MIDCO LIMITED

By:	/s/ Kirti Ram Hariharan
Name: Kirti Ram Hariharan
Title: Director

[Signature Page to Contribution and Support Agreement]

ROLLOVER SHAREHOLDERS

L & L HORIZON, LLC

By:	/s/ Ray Ruiping Zhang
Name: Ray Ruiping Zhang
Title: Member Manager

[Signature Page to Contribution and Support Agreement]

BPEA TEAMSPORT LIMITED

By:	/s/ Kirti Ram Hariharan
Name: Kirti Ram Hariharan
Title: Director

[Signature Page to Contribution and Support Agreement]

THE CRAWFORD GROUP, INC.

By:	/s/ Rick A. Short
Name: Rick A. Short
Title: Vice President and Treasurer

[Signature Page to Contribution and Support Agreement]

DONGFENG ASSET MANAGEMENT CO. LTD.

By:	/s/ Lu Feng
Name: Lu Feng
Title: General Manager

[Signature Page to Contribution and Support Agreement]

SCHEDULE A

Name	Notice Address	Shares		Rollover Shares	Holdco Shares
L & L Horizon, LLC

L & L Horizon, LLC

Unit 12/F, Building No.5, Guosheng Center

388 Daduhe Road

Shanghai, 200062, China

Attention: Mr. Ray RuiPing Zhang

Facsimile: +86 21 5489 1121

E-mail: xjhsh168@qq.com

With a copy (which shall not constitute notice) to:

Pillar Legal, P.C.

Suite 1419-1420, Far East Building

1101 Pudong South Road, Pudong District

Shanghai 200120, China

Attention: Greg Pilarowski

E-mail: greg@pillarlegalpc.com

		Class A common shares: Class B common shares: ADSs (each representing two Class A common shares):	0 7,142,432 0	7,142,432 Shares	7,142,432 ordinary shares

BPEA Teamsport Limited

c/o Vistra Alternative Investments Services Pte. Ltd.

1 Raffles Place

#13-01 One Raffles Place

Singapore 048616

Attention: BPEA Vistra Team

Facsimile: +65 6593 3711

Email: bpea.sg@vistra.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road

Central, Hong Kong

Attention: Tim Gardner, Esq.

   William Welty, Esq.

Facsimile: +852 3015 9354

E-mail: tim.gardner@weil.com

  william.welty@weil.com

	Class A common shares: Class B common shares: ADSs (each representing two Class A common shares):	0 0 5,264,080*	10,528,160 Shares*	10,528,160 ordinary shares*

* Subject to completion of the BPEA Shares Closing.

The Crawford Group, Inc.

The Crawford Group, Inc.

600 Corporate Park Drive

St. Louis, MO 63105

U.S.A.

Attention: Pamela M. Nicholson,

   Chief Executive Officer

Facsimile: +1 314-512-4070

E-mail: Pamela.M.Nicholson@ehi.com

With a copy (which shall not constitute notice) to:

The Crawford Group, Inc.

c/o Enterprise Holdings, Inc.

600 Corporate Park Drive

St. Louis, MO 63105

U.S.A.

Attention: Michael W. Andrew,                   Senior Vice President and                   General Counsel

Facsimile: +1 314-512-5823

E-mail: Mike.Andrew@ehi.com

	Class A common shares: Class B common shares: ADSs (each representing two Class A common shares):	0 18,694,003 0	18,694,003 Shares	18,694,003 ordinary shares

Dongfeng Asset Management Co. Ltd.

Dongfeng Asset Management Co. Ltd.

Special No.1 DongFeng Road,

WuHan Economic & Technical Development Zone

WuHan, HuBei Province, PRC, 430056

Attention: Zhang Xiao
                  Wang You
E-mail: zhxiao@dfmc.com.cn

wangy@dfmc.com.cn

	Class A common shares: Class B common shares: ADSs (each representing two Class A common shares):	5,000,000 0 0	5,000,000 Shares	5,000,000 ordinary shares